Exhibit 99.1

Carbon Black Appoints Jill Ward to Board of Directors

Ward is a seasoned technology executive with experience scaling SaaS businesses

Longtime board member and Co-Founder of .406 Ventures, Maria Cirino, vacates seat

WALTHAM, Mass. — December 17, 2018 ––Carbon Black (NASDAQ: CBLK), a leader in next-generation endpoint security delivered via the cloud, today announced that Jill Ward, a business leader and operating executive with experience scaling global technology companies, has joined Carbon Black’s board of directors.

Ward recently served as President, COO, and CEO-elect of Fleetmatics and was previously VP and SVP/General Manager at Intuit. Prior to Intuit, Ward was division president at Telespectrum.  She has an MBA from the Amos Tuck School of Business Administration at Dartmouth College and a BA from Wellesley College. She currently serves on the boards at Hubspot and non-profit MicroLoan Foundation USA, and is an Operating Partner to Lead Edge Capital. She previously served on the board of Adaptive Insights, acquired by Workday.

“Jill brings a wealth of experience to Carbon Black and we’re thrilled to welcome her to the board,” said Carbon Black President and CEO Patrick Morley. “As a strong leader with direct experience scaling SaaS products and businesses globally, I believe Jill’s insights will play a pivotal role in Carbon Black’s success.”

“I’ve long admired Carbon Black, its corporate culture and its clear commitment to customers and partners,” said Ward. “Patrick and the team have worked hard to establish Carbon Black as a clear leader in endpoint security. I look forward to building on that success and working with the team to script the next chapter in company history.”

Ward joins the board as Maria Cirino, Managing Partner and Co-Founder of .406 Ventures, vacates her seat. Cirino has served as a member of Carbon Black’s board of directors since February 2006, offering valued guidance through key company milestones, including its 2018 IPO.

“We are grateful to Maria and thank her for her advice and counsel for well over a decade,” said Morley. “Her deep understanding of technology and experience in guiding early-stage companies have been invaluable to Carbon Black’s success.”

“It’s been a joy to watch Carbon Black grow from a small startup to an innovator and leader in the endpoint security market,” said Cirino. “I believe there is a great future for Carbon Black and know Jill will bring a valuable perspective to her peers on the board.”

To learn more about Carbon Black’s Board of Directors, visit: https://www.carbonblack.com/company/team/.

About Carbon Black

Carbon Black (NASDAQ: CBLK) is a leading provider of next-generation endpoint security delivered via the cloud. Leveraging its big data and analytics cloud platform – the CB Predictive Security Cloud – Carbon Black consolidates prevention, detection, response, threat hunting and managed services into a single platform with a single agent and single console, making it easier for organizations to consolidate security stacks and achieve better protection. As a cybersecurity innovator, Carbon Black has pioneered multiple endpoint security categories, including application control, endpoint detection and response

(EDR), and next-generation antivirus (NGAV) enabling customers to defend against the most advanced threats. More than 4,600 global customers, including one-third of the Fortune 100, trust Carbon Black to keep their organizations safe.

Carbon Black and CB Predictive Security Cloud are registered trademarks or trademarks of Carbon Black, Inc. in the United States and/or other jurisdictions.